UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 24, 2015

FUEL SYSTEMS SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32999	20-3960974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Third Avenue, 25th Floor, New York, NY (Address of principal executive offices)		10017 (Zip Code)

Registrant's telephone number, including area code: (646) 502-7170

______________________________________ (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________________________________________

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2015, Mariano Costamagna agreed with Fuel Systems Solutions, Inc. (the “Company”) that, effective December 31, 2015 (the “Retirement Date”), he would retire and resign as the Chief Executive Officer of the Company and relinquish all executive authority with regard to the Company’s wholly-owned subsidiary, MTM S.r.L. (“MTM”).  In connection with his retirement, Mr. Costamagna entered into a Retirement Agreement (the “Retirement Agreement”) with the Company and MTM.  Under the Retirement Agreement, in addition to his compensation until the Retirement Date, Mr. Costamagna is entitled to (i) an award of 100,000 shares of Company restricted stock or restricted stock units issued on April 24, 2015, which will vest, subject to compliance with confidentiality, non-solicitation and non-competition provisions in the Retirement Agreement, on December 31, 2016, and (ii)  a lump sum cash payment of €450,000 payable on the Retirement Date.  Mr. Costamagna will continue as a director of MTM and the Company after the Retirement Date.  The Board of Directors of the Company (the “Board”) will commence a search for Mr. Costamagna’s successor as Chief Executive Officer of the Company and commence a process to determine who will succeed him as Chief Executive Officer of MTM. Mr. Costamagna has agreed to support and mentor the person or persons who will assume his duties and shall cooperate in communicating all necessary information to such person or persons in connection with the transition of his duties.  The Retirement Agreement provides that the Board intends to appoint a Chief Operating Officer to oversee operations and take a leadership role in implementing the restructuring plan adopted by the Board.  Mr. Costamagna has further agreed to work with and support the Chief Operating Officer.   Mr. Costamagna is also subject to certain customary confidentiality, non-solicitation and non-competition restrictions set forth in the Retirement Agreement.

Effective April 27, 2015, the Board appointed Andrea Alghisi to serve as interim Chief Operating Officer of the Company.   Mr. Alghisi will be responsible for oversight of operations of the Company and its subsidiaries, as well as taking a leadership role in implementing the restructuring plan adopted by the Board.

On April 24, 2015, the Company entered into an Agreement for the Provision of Interim Management Services (the “APS Agreement”) with AP Services, LLC (“APS”), an affiliate of AlixPartners, LLP, pursuant to which Mr. Alghisi will serve, effective April 27, 2015, as interim Chief Operating Officer of the Company, reporting to the Board, and assist with the Company’s restructuring program.

The Company will pay APS a flat monthly rate of €125,000, plus VAT, for the engagement as compensation for Mr. Alghisi’s services as interim Chief Operating Officer as well as related APS staffing resources, and will pay APS a fixed amount of 15% of the total fees charged in lieu of the Company reimbursing for out-of-pocket expenses incurred in connection with the engagement.  The APS Agreement also provides for indemnification and limitations of liability for APS.

Mr. Alghisi, age 47, is a Managing Director of AlixPartners, a financial advisory firm specializing in business performance improvement and corporate restructuring initiatives, where he is Core member of the EMEA Automotive & Industrial Goods practice.  Mr. Alghisi has more than 20 years of professional experience primarily dedicated to leading turnaround, performance improvement and growth strategy programs in the automotive and industrial goods industry. He has worked for the last 12 years at AlixPartners, supporting investors and management of industrial companies developing and implementing competitive strategies and turnaround programs.  Mr. Alghisi led several transformation and cost reduction programs for large European Automotive OEMs and carried out turnaround activities for several companies in Automotive and Industrial Goods Industries.  Prior to joining AlixPartners in 2003, Mr. Alghisi worked for 10 years both as a manager in Fiat Group and as a consultant at The Boston Consulting Group, where he performed major performance improvement and growth strategy programs for the automotive & industrial goods practice and the consumer & retail practice.   Mr. Alghisi received his degree in mechanical engineering from Politecnico of Torino, Italy.  He received his Master of Business Administration from SDA Bocconi in Milan, Italy.  Mr. Alghisi is an occasional lecturer and contributor to conferences and publications on the subjects of automotive industry and corporate restructuring.

Other than the APS Agreement described above, there are no current arrangements between Mr. Alghisi and any other person pursuant to which he was selected as interim Chief Operating Officer. There are no family relationships between Mr. Alghisi and any of the Company’s directors or executive officers. There have been no related party transactions between the Company and Mr. Alghisi reportable under Item 404(a) of Regulation S-K.

The descriptions of the Retirement Agreement and the APS Agreement set forth above are not complete and are qualified in their entirety by reference to the Retirement Agreement and APS Agreement, copies of which are attached in their entirety as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

The press release dated April 27, 2015 issued by the Company announcing Mr. Costamagna’s retirement and the appointment of Mr. Alghisi as interim Chief Operating Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Retirement Agreement, dated April 24, 2015, between Mariano Costamagna, Fuel Systems Solutions, Inc. and MTM S.r.l.

10.2	Agreement for the Provision of Interim Management Services, dated April 24, 2015, between AP Services, LLC and the Company

99.1	Press Release dated April 27, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUEL SYSTEMS SOLUTIONS, INC.

Dated: April 27, 2015	By:	/s/ Pietro Bersani
Pietro Bersani Chief Financial Officer